EXHIBIT 3.1(d)

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

TRANS WORLD CORPORATION

(Pursuant to NRS 78.385 and 78.390)

The undersigned, the duly authorized officers of Trans World Corporation, a Nevada corporation (“TWC” or the “Corporation”), do, pursuant to NRS 78.385 and NRS 78.390, hereby certify to the Secretary of State of Nevada as follows:

FIRST: The name of the Corporation is Trans World Corporation.

SECOND: The Articles of Incorporation of the Corporation were filed with the office of the Secretary of State of the State of Nevada on October 20, 1993, and amended on December 8, 1994, August 15, 2000, July 16, 2002, May 13, 2003 and April 5, 2004.

THIRD:  The current number of authorized shares and the par value of the capital stock of the Corporation as of the date hereof is as follows:

Type	Par Value	Number Authorized
Common Stock	$0.001	9,500,000
Preferred Stock	$0.001	4,000,000

FOURTH:  The Board of Directors, pursuant to NRS 78.385 and NRS 78.390, adopted on March 29, 2008, a resolution to amend the Corporation’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 9,500,000 to 20,000,000 (the “Resolution”). There would be no change in the number of authorized shares of the Preferred Stock.

FIFTH:  The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Corporation’s Articles of Incorporation, have voted in favor of this amendment is 6,233,731.

SIXTH:  By such Resolution, the Board of Directors approved the following amendment to the Articles of Incorporation:

•                  The first sentence of the first paragraph of ARTICLE THIRD of the Articles of Incorporation which states:

“The Corporation shall have authority to issue a total of 13,500,000 shares of capital stock, of which 4,000,000 shares, each having a par value of $0.001 per share, shall be designated “Preferred Stock,” and of which 9,500,000 shares, each having a par value of $0.001 per share, shall be designated “Common Stock.”

shall be deleted in its entirety and replaced with:

“The Corporation shall have authority to issue a total of 24,000,000 shares of capital stock, of which 4,000,000 shares, each having a par value of $0.001 per share, shall be designated “Preferred Stock,” and of which 20,000,000 shares, each having a par value of $0.001 per share, shall be designated “Common Stock.”

SEVENTH:  On and after the Effective Date, as defined in paragraph EIGHTH, the total number of authorized shares of Common Stock, $0.001 par value per share, will be 20,000,000.

EIGHTH:  The date and time that this Amendment to the Corporation’s Articles of Incorporation shall be effective is the date that this Certificate of Amendment is accepted for filing by the Secretary of State of the State of Nevada (the “Effective Date”).

IN WITNESS WHERE, the undersigned have set their hands this 16th day of July, 2008.

TRANS WORLD CORPORATION

By:	/s/ Rami S. Ramadan
Rami S. Ramadan
President and Chief Executive Officer

By:	/s/ Jill Yarusssi
Jill Yarussi
Corporate Secretary